SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 30, 2013

EHOUSE GLOBAL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	333-158584	57-1221013
(State or other jurisdiction of incorporation or organization)	(Commission File number)	(IRS Employer Identification No.)

7660 Fay Ave., Ste. H #169

La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

 858-459-0770

(Registrant’s Telephone Number, Including Area Code)

48 Zephyr Lane, Springfield, MA 01128

(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 30, 2013, the Company entered into a senior loan agreement with Realty Capital Management Limited (the “Note”) for a loan of $100,000. The loan, which becomes due 365 days after cash proceeds are received by the Company, bears interest at 12% per annum with interest payable in four quarterly payments commencing 90 days after cash proceeds from the loan is received by the Company. The Company received the proceeds from the loan on July 11, 2013.

The Note is senior to all other notes or obligations that the Company may enter into in the future before the Note is repaid. It also places limits on the number of common shares or instruments convertible into common shares that the Company may issue.

The Company also agreed to issue 1,000,000 newly-issued shares of its common stock to the lender. These shares have piggyback registration rights.

The President of the Company has pledged 42,900,000 shares of his common stock of the Company as collateral for the loan. In the event of an Event of Default that is not remedied as defined in the Loan Agreement, the lender would also have the right to convert the principal balance of the loan into common shares of the Company at the rate of $0.001 per share (for up to 100 million shares).

If an Event of Default occurs and the lender converts the Note, the lender will have a controlling interest in the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Exhibits:

10.4

Senior Secured Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EHouse Global, Inc.

(Registrant)

Date: July 18, 2013

By: /s/ Scott Corlett

Scott Corlett, Chief Executive Officer